Registration No. 333-____________

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ProxyMed, Inc.
(Exact name of Registrant as specified in its charter)

Florida	65-0202059
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)

1854 Shackelford Court, Suite 200,
Norcross, Georgia	30093-2924
(Address of Principal Executive Offices)	(Zip Code)
ProxyMed, Inc.
2006 Outside Director Stock Option Plan
(Full title of the plan)

Peter E. Fleming, III
General Counsel
ProxyMed, Inc.
1854 Shackelford Court, Suite 200
Norcross, Georgia 30093-2924
(770) 806-9918
(Name, address and telephone number,
including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of	Amount	Proposed Maximum	Proposed Maximum
Securities to be	to be	Offering Price	Aggregate Offering	Amount of
Registered	Registered (1)	Per Share (2)	Price	Registration Fee
Common Stock, $0.001 par value	315,250	$3.12	$983,580	$30.20

(1) Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional shares of the Registrant’s common stock that become issuable under the applicable plan by reason of any stock dividend, stock split, recapitalization or other similar transaction affected without the receipt of consideration that increases the number of shares of the Registrant’s common stock outstanding.
(2) The Proposed Maximum Offering Price Per Share has been estimated pursuant to Rule 457(c) and (h) under the Securities Act solely for the purpose of calculating the registration fee based on the average of the high and low prices of the Registrant’s common stock, on April 13, 2007, as reported on the NASDAQ Global Market.

EXPLANATORY NOTE
     This registration statement on Form S-8 has been prepared in accordance with the requirements of Form S-8 and is intended to be used to register three hundred fifteen thousand two hundred fifty (315,250) shares to be issued and sold pursuant to the ProxyMed 2006 Outside Director Stock Option Plan (the “Plan”).
     Of the three hundred fifteen thousand two hundred fifty (315,250) shares of common stock that are subject to this registration statement, (i) three hundred thousand (300,000) shares represent newly authorized shares and (ii) fifteen thousand two hundred fifty (15,250) shares represent shares that are reserved for issuance under our 1995 Outside Director Stock Option Plan (the “1995 Plan”). Our shareholders have voted to terminate the 1995 Plan and as a result no new awards will be granted under the 1995 Plan, although awards granted under the 1995 Plan and still outstanding will continue to be subject to all terms and conditions of the 1995 Plan. In addition, any shares that are the subject of outstanding options under the 1995 Plan but that are not issued because the options expire, terminate or are cancelled, will be added to the shares reserved under the Plan.
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
     The document or documents containing the information specified in Part I are not required to be filed with the Securities and Exchange Commission (the “SEC”) as part of this Form S-8 registration statement.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.
The following documents filed by the Company with the SEC are hereby incorporated herein by reference:
     1. The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, as filed on March 15, 2007 (Commission File No. 000-22052).
     2. The Company’s Current Report on Form 8-K filed on February 14, 2007 (Commission File No. 000-22052.)
     3. The Company’s Current Report on Form 8-K filed on March 15, 2007 (Commission File No. 000-22052.)
     4. The Company’s Current Report on Form 8-K filed on March 27, 2007 (Commission File No. 000-22052.)
     5. The Company’s Current Report on Form 8-K filed on April 3, 2007 (Commission File No. 000-22052.)
     6. The description of the Company’s common stock contained in our Registration Statement on Form 8-A declared effective on August 5, 1993, including any other amendment or report filed for the purpose of updating such information.
     All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all shares of common stock being offered hereby have been sold or which de-registers all shares of common stock then remaining unsold, shall be deemed incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

     Any statement in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document, which also is or is deemed to be incorporated by reference herein, modifies or replaces such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Item 4.	Description of Securities.

Not Applicable.

Item 5.	Interests of Named Experts and Counsel.

Not Applicable.

Item 6.	Indemnification of Directors and Officers.
     Section 607.0850(1) of the Florida Business Corporation Act empowers a Florida corporation to indemnify any person, who was or is a party to any proceeding (other than an action by a corporation, or in the right of such a corporation) by reason of the fact that such person is or was a director, officer, employee, or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against liability incurred in connection with such proceeding, including an appeal thereof. The foregoing applies only if such person acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, such person had no reasonable cause to believe his or her conduct was unlawful.
     In an action by, or in the right of, such corporation to procure a judgment in its favor by reason of the fact that such a person is or was a director, officer, employee, or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, Section 607.0850(2) of the Florida Business Corporation Act empowers a Florida corporation to indemnify such person against expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred by such person in connection with the defense or settlement of such proceeding, including any appeal thereof. The foregoing applies only if such person acted in good faith and in a manner such person believed to be in, or not opposed to, the best interests of the corporation. However, no indemnification is permitted in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and to the extent the court in which such action or suit was brought or other court of competent jurisdiction shall determine upon application that, in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper.
     To the extent such person has been successful on the merits or otherwise in defense of any action referred to above, or in defense of any claim, issue or matter therein, the corporation must indemnify such person against expenses, including counsel (including those for appeal) fees actually and reasonably incurred by such person in connection therewith. The indemnification and advancement of expenses provided for in, or granted pursuant to, Section 607.0850 is not exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under the articles of incorporation of the corporation or any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise. Section 607.0850 also provides that a corporation may maintain insurance against liabilities for which indemnification is not expressly provided by the statute.
     Article VII of the Company’s Restated Articles of Incorporation and Article VII of the Company’s bylaws provide for indemnification of the directors, officers, employees and agents of the Company (including advancement of expenses) to the fullest extent permitted under Florida law. In addition, the Company has contractually agreed to indemnify its directors and executive officers, as well as certain non-executive officers, to the fullest extent permitted under Florida law.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.
     The exhibits filed herewith or incorporated herein by reference are set forth in the attached Exhibit Index.

Item 9.	Undertakings.
     (a) The undersigned Registrant hereby undertakes:
          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Norcross, State of Georgia, on this 16th day of April, 2007.

ProxyMed, Inc.
By:	/s/ John G. Lettko
John G. Lettko
Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below constitutes and appoints John G. Lettko and Gerard M. Hayden, Jr., and each of them individually, as his or her true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and any additional registration statement to be filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ John G. Lettko	Chief Executive Officer, President and	April 16, 2007

John G. Lettko	Director (principal executive officer)

/s/ Gerard M. Hayden, Jr.	Chief Financial Officer, Executive Vice	April 16, 2007

Gerard M. Hayden, Jr.	President, Finance and Treasurer
(principal financial and accounting officer)

/s/ James B. Hudak	Chairman of the Board and Director	April 16, 2007

James B. Hudak

/s/ Edwin M. Cooperman	Director	April 16, 2007

Edwin M. Cooperman

/s/ Eugene R. Terry	Director	April 16, 2007

Eugene R. Terry

/s/ Samuel R. Schwartz	Director	April 16, 2007

Samuel R. Schwartz

EXHIBIT INDEX

Exhibit
Number	Exhibit Description

5.1	Opinion of Foley & Lardner LLP.*

10.44	2006 Outside Director Stock Option Plan adopted June 1, 2006 (incorporated by reference to Appendix D of the Proxy Statement filed on April 21, 2006).

23.1	Consent of Deloitte & Touche LLP.*

23.2	Consent of Foley & Lardner LLP (contained in Exhibit 5.1).*

24.1	Power of Attorney (contained on the signature page hereto).*

* Filed Herewith